Company Press Release

Source:  New York Bagel Enterprises, Inc.

New York Bagel Enterprises, Inc. and Atomic Burrito, Inc. Terminate Joint Venture Agreement and Acquisition Letter of Intent

New York Bagel Enterprises to Sell Minority Interest in Two Atomic Burritos

STILLWATER, Okla., Sept. 29/PRNewswire/ -- New York Bagel Enterprises, Inc. (OTC Bulletin Board: NYBS - news) today announced that it entered into an agreement with Atomic Burrito, Inc. (Nasdaq: ATOM - news), formerly Western Country Clubs, Inc., terminating the Joint Venture Agreement whereby the parties were to convert New York Bagel restaurants into Atomic Burrito restaurants. The termination agreement also terminates the letter of intent between the parties regarding the potential combination of the companies. Finally, the termination agreement provides for the sale of New York Bagel Enterprises' minority interests in the two developed joint venture Atomic Burrito units to Atomic Burrito, Inc., subject to financing.

Headquartered in Stillwater, Okla., New York Bagel Enterprises, Inc. owns and franchises New York Bagel restaurants and owns Lots A'Bagels restaurants that serve generous portions of fresh, high quality food with fast, friendly service at an attractive price-value relationship. New York Bagel and Lots A'Bagels restaurants provide a selection of up to 20 varieties of bagels that are made from scratch, boiled and baked throughout the day in the traditional "New York style."

This press release includes statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and
Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. All statements, other than statements of historical facts included in this press release regarding the Company's financial position, business strategy and other plans and objectives for future operations are forward-looking statements. All forward-looking statements included in this press release are based on information available to the Company on the date hereof and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned. Certain important factors that could cause actual results to differ materially from the Company's expectations are disclosed under the "Risk Factors" section of the Company's Form 10KSB Annual Report and form 10-QSB quarterly reports, which include, without limitation, risks associated with the Company's ability to develop, construct, acquire or franchise additional restaurants in accordance with the Company's development schedule, changes in business strategy or development plans, availability and terms of capital, the transition to the Year 2000, acceptance of new product offering, competition, management of quarter to quarter earnings, increases in operating costs and changes in government regulation. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

Source:  New York Bagel Enterprises, Inc.